UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 23, 2007

ALMOST FAMILY, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-09848	06-1153720
(State or other jurisdiction	(Commission File No.)	(IRS Employer
of incorporation)		Identification No.)

9510 Ormsby Station Road, Suite 300, Louisville, KY 40223
(Address of principal executive offices)

(502) 891-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On October 23, 2007, in connection with the proposed acquisition of the assets of all the Medicare-certified home health agencies owned and operated by Quality of Life Holdings, Inc., Almost Family, Inc. (the “Registrant”), entered into an Asset Purchase Agreement dated as of October 23, 2007 (the "Agreement"), among (i) the Registrant, Caretenders Visiting Services of Hernando County, LLC, Caretenders Visiting Services of Pinellas County, LLC, and Mederi Caretenders VS of Tampa, LLC, (ii) Quality of Life Holdings, Inc., Quality of Life Home Health Services, Inc., Quality of Life Home Health Services of Hillsborough, Inc., and Quality of Life Homecare of Hernando, Inc., (collectively, "Sellers"), and (iii) Michael Moses, James Heenan and Rosalind M. Heenan.

The Agreement calls for an initial purchase price of $10 million, consisting of $8 million cash and $2 million (or approximately 100,000 shares) of Registrant common stock. Additional consideration of up to $6.9 million in cash (80%) and common stock (20%) may be paid to the Sellers contingent primarily upon the achievement of certain development targets within four years following the closing. The per share value of all common stock to be issued will be the average closing price of the Registrant’s common stock as reported on Nasdaq for the 20 trading days immediately before the closing date. The cash portion of the transaction paid at closing will be funded from borrowings available on the Registrant’s existing senior credit facility with JP Morgan Chase Bank, NA.

The common stock is “restricted stock” as defined in Rule 144 under the Securities Act of 1933, as amended, (the “Securities Act”). The common stock issued at the initial closing is subject to piggyback registration rights. The Registrant is relying on an exemption from registration provided under Section 4(2) of the Securities Act, which exemption the Registrant believes is available due to the closely held nature of the Sellers’ common stock and the status of each recipient of the shares as an “accredited investor” as defined in Regulation D under the Securities Act.

Consummation of the transaction is subject to usual and customary closing conditions, including absence of any legal prohibition on consummation of the transaction, obtaining required governmental and third-party consents, the material accuracy of the representations and warranties and material performance of all covenants and the delivery of customary legal opinions. The Agreement contains certain termination rights for the Registrant and the other parties. The transaction is expected to close by October 31, 2007.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth in response to Item 1.01 is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1 -- Press Release dated October 24, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:October 24, 2007	ALMOST FAMILY, INC.

By /s/ C. Steven Guenthner
C. Steven Guenthner
Senior Vice President and
Chief Financial Officer